Exhibit 99.1
Doral Financial Corporation Reports Financial Results for the
Second Quarter and Six Months Ended June 30, 2010
Raised $171 Million of New Capital that Enables Asset Quality Improvements
Reports Agreement to Sell Construction Loans in July, 2010
Capital Exceeds Well Capitalized Benchmarks
SAN JUAN, Puerto Rico — July 30, 2010 — Doral Financial Corporation (NYSE:DRL) (“Doral” or the “Company”), the holding company of Doral Bank, a leading community bank based in Puerto Rico, and Doral Bank FSB in New York City, reported a net loss of $233.3 million for the quarter ended June 30, 2010, compared with a net loss of $3.5 million for the quarter ended March 31, 2010 and net income of $8.2 million for the quarter ended June 30, 2009. For the six months ended June 30, 2010, the Company reported a net loss of $236.8 million compared to a net loss of $38.1 million for the same period in 2009.
In April 2010, Doral raised $171.0 million of new capital. The capital raise enhanced Doral’s capital ratios, which had, previous to the raise, already exceeded the regulatory well capitalized benchmarks.
With the new capital, Doral undertook actions aimed to improve the asset quality of the Company. These actions significantly affected the quarter results:
•	In April 2010, Doral sold $378 million of non-agency collateralized mortgage obligations (“CMO”) at a loss of $137 million. $130 million of the loss had previously been reflected as a reduction of common equity in other comprehensive income (loss), resulting in an incremental charge to common equity from the CMO sale of $7 million.

•	In June 2010, Doral reclassified construction loans with unpaid principal balances of $133 million from loans held for investment to loans held for sale, resulting in a charge to income of $13 million. Doral entered into an agreement to sell the construction loans and similar real estate owned property to a third party on July 29, 2010 in exchange for cash and a loan receivable from the purchaser. There was no gain or loss incurred as a result of the July 2010 sale agreement as the loans were marked to lower of cost or market when transferred to held for sale in June 2010.

•	The Company reduced its estimate of proceeds to be received from the real estate acquired through foreclosure by $17 million to facilitate future sales of other real estate owned (“OREO”). This change in OREO estimated proceeds caused an $8 million increase in the residential mortgage provision for loan and lease losses.

•	Doral decreased the recorded amounts of its claim for losses against Lehman Brothers, Inc. by $10.8 million to 25% of the total claim.
The cumulative effect of the actions taken was to dispose of certain assets, or position certain assets for future disposition, at a cumulative charge to income of $186 million.
“Doral has taken prudent actions that allocate capital in a manner that improves our asset quality to build a stronger company. We experienced significant growth in our core business, as evidenced by a $300.9 million, or 16%, increase in retail deposits this quarter,” said Glen Wakeman, CEO and President of Doral Financial Corporation.
Doral will be hosting an earnings call for interested parties at 10:00 a.m. Monday, August 2, 2010.
Call-in information is:
U.S. Participant Dial-In Number: (800) 230-1092
International Participant Dial-In Number: (612) 288-0329

FINANCIAL HIGHLIGHTS
•	Net loss for the quarter ended June 30, 2010 totaled $233.3 million, compared to net loss of $3.5 million for the first quarter of 2010 and net income of $8.2 million for the comparable 2009 period.

•	The Company reported net loss attributable to common shareholders and basic loss per share of $235.7 million and $3.50, respectively, for the second quarter of 2010 compared to net income attributable to common shareholders and basic income per share of $21.2 million and $0.34, respectively, for the first quarter of 2010, and net income attributable to common shareholders and basic income per share of $14.5 million and $0.27, respectively for the second quarter of 2009. The Company reported net loss attributable to common shareholders and basic loss per share of $214.5 million and $3.30, respectively for the six months ended June 30, 2010 compared to losses of $40.1 million and $0.74, respectively for the six months ended June 30, 2009.

•	Net interest income for the second quarter of 2010 was $40.1 million, a decrease of $3.7 million compared to the first quarter of 2010, and a decrease of $2.0 million compared to the second quarter of 2009. Net interest margin was 1.84% for the quarter ended June 30, 2010, down 3 basis points when compared to the first quarter of 2010 and an increase of 6 basis points compared to the second quarter of 2009. Asset yields are being adversely affected by the higher level of non-performing loans and yield concessions on loan restructurings.

•	Provision for loan and lease losses for the second quarter of 2010 was $44.6 million, an increase of $30.7 million over the first quarter 2010 provision, and an increase of $34.5 million over the provision recorded for the second quarter of 2009. As previously noted, the provision included a charge of $12.6 million to reduce certain construction loans to lower of cost or market when transferred to loans held for sale and an $8.0 million charge to the provision due to increased severities on OREO resulting from management’s strategic decision to accelerate OREO dispositions.

•	Non-interest loss of $120.2 million for the second quarter of 2010 increased $156.8 million and $139.3 million compared to non-interest income for the first quarter of 2010 and the second quarter of 2009, respectively. Non-interest loss for the second quarter of 2010 was driven by a loss on sale of securities of $137.2 million as the Company sold $378.0 million of non-agency CMOs.

•	Non-interest expense of $104.1 million for the second quarter of 2010, increased $36.7 million and $48.6 million from expenses for the quarters ended March 31, 2010 and June 30, 2009, respectively. Higher expenses in the second quarter of 2010 were due to recognition of an additional reserve on the Lehman Brothers, Inc. (“LBI”) claim receivable of $10.8 million, payment of $3.3 million pursuant to the Company’s Retention Program, higher advertising expenses as a result of campaigns to increase the Company’s deposit and mortgage loan market share after the bank consolidations on the Island, higher professional services expenses incurred in the Company’s capital raise, preferred stock exchange, participation in bids for FDIC assisted transactions, sale of non-performing assets and the defense of the Company’s former officers. In addition, there were increases in provisions and other expenses for other real estate owned properties primarily related to adjustments to market value in line with current economic trends and management’s strategic decision to accelerate OREO dispositions.

•	Second quarter 2010 reflected an income tax expense of $4.5 million compared with a $2.5 million income tax expense in the first quarter of 2010 and an income tax benefit of $12.7 million for the second quarter of 2009. Tax expense for the quarter is related to taxes on U.S. source income. The second quarter of 2009 tax benefits was related to a release of unrecognized tax benefits due to the expiration of the statute of limitations net of the recognition of an accrual for unrecognized tax benefits.

•	Doral Financial’s loan production for the second quarter of 2010 was $380.2 million, up from $289.1 million for the first quarter of 2010, and $291.9 million for the second quarter of 2009. The increase in loan production during the second quarter of 2010 was due to approximately $139.2 million of loan production from the Company’s U.S. based middle market syndicated lending unit which is engaged in purchasing senior credit facilities in the syndicated loan market.

•	Total assets as of June 30, 2010 amounted to $9.4 billion compared to $9.7 billion as of March 31, 2010 and $10.2 billion as of December 31, 2009.

•	Total deposits of $4.9 billion increased $297.5 million, or 6.4%, over deposits of $4.6 billion as of December 31, 2009. The year-to-date deposit increase resulted from a $199.3 million, or 10.0%, increase in retail deposits and a $98.2 million or 3.7% increase in brokered deposits. For the quarter, retail deposits increased $300.9 million, or 16%, and brokered deposits increased $53.5 million, or 2%.

•	Non-performing loans as of June 30, 2010 were $944.2 million, an increase of $40.4 million from March 31, 2010 and an increase of $96.0 million from December 31, 2009. During the quarter, Doral repurchased $60 million of non-performing loans guaranteed by the Federal Housing Administration (“FHA”). These loans, while non-performing, retain their FHA insurance and present little credit loss potential to Doral. The ratio of the allowance for loan and lease losses to total loans receivable as of June 30, 2010 was 2.44%, down 24 basis points from 2.68% as of March 31, 2010 and down 33 basis points from 2.77% as of June 30, 2009. Doral reported net charge-offs of $57.2 million in the quarter, and net charge-offs of $64.4 million since December 2009, or 104 basis points and 117 basis points of June 30, 2010 loans receivable, respectively.

•	The Company’s capital ratios continue to exceed the published well-capitalized standards established by the federal banking agencies with an estimated Tier 1 Leverage Ratio of 8.52%, estimated Tier 1 Risk-based Capital Ratio of 13.99% and estimated Total Risk-based Capital Ratio of 15.26%. The estimated Leverage, Tier 1 and Total Risk-based Capital Ratios exceeded the well-capitalized standards by $328.9 million, $454.5 million and $299.0 million, respectively.

Doral Financial and Subsidiaries
Selected Financial Data

	Quarters ended			Six months ended
(Dollars in thousands, except share and per share data)	June 2010	March 2010	June 2009	June 2010	June 2009
Selected Income Statement data:
Interest income	$101,077	$109,228	$114,578	$210,305	$231,072
Interest expense	61,012	65,467	72,488	126,479	152,912

Net interest income	40,065	43,761	42,090	83,826	78,160
Provision for loan and lease losses	44,617	13,921	10,133	58,538	33,758

Net interest (loss) income after provision for loan and lease losses	(4,552)	29,840	31,957	25,288	44,402
Non-interest (loss) income	(120,190)	36,584	19,131	(83,606)	20,714
Non-interest expense	104,082	67,398	55,526	171,480	115,952

(Loss) income before taxes	(228,824)	(974)	(4,438)	(229,798)	(50,836)
Income tax expense (benefit)	4,487	2,529	(12,654)	7,016	(12,762)

Net (loss) income	$(233,311)	$(3,503)	$8,216	$(236,814)	$(38,074)

Net (loss) income attributable to common shareholders	$(235,726)	$21,218	$14,524	$(214,508)	$(40,091)

Net (loss) income per share	$(3.50)	$0.34	$0.27	$(3.30)	$(0.74)

Dividends accrued on preferred stock	$2,415	$1,864	$3,061	$4,279	$11,386
Preferred stock exchange inducement	$—	$(26,585)	$(9,369)	$(26,585)	$(9,369)
Preferred shares outstanding at end of period	6,096,393	5,811,391	7,709,704	6,096,393	7,709,704
Book value per common share	6.27	7.58	6.34	6.27	6.34
Weighted average common shares outstanding	67,285,568	62,528,221	54,679,097	64,920,036	54,247,004
Common share outstanding at end of period	67,293,370	67,283,370	57,764,002	67,293,370	57,764,002

Selected Balance Sheet Data:
Total loans, net	$5,768,728	$5,693,774	$5,548,370	$5,768,728	$5,548,370
Allowance for loan and lease losses	134,913	147,481	146,769	134,913	146,769
Total investment securities	2,527,802	2,254,290	3,229,443	2,527,802	3,229,443
Servicing assets, net	113,005	118,236	112,869	113,005	112,869
Total assets	9,396,892	9,712,888	9,754,438	9,396,892	9,754,438
Deposits	4,940,569	4,586,209	4,064,257	4,940,569	4,064,257
Borrowings	3,265,020	3,981,122	4,540,328	3,265,020	4,540,328
Total liabilities	8,451,920	8,850,537	8,920,535	8,451,920	8,920,535
Preferred equity	523,082	352,082	467,641	523,082	467,641
Common equity	421,890	510,269	366,262	421,890	366,262
Total stockholders’ equity	944,972	862,351	833,903	944,972	833,903
Selected Average Balance Sheet Data:
Total loans, net	5,876,723	5,839,194	5,667,466	5,858,009	5,631,025
Total investment securities	2,284,672	2,925,437	3,382,582	2,603,284	3,540,250
Interest earning assets	8,747,284	9,503,734	9,495,336	9,123,226	9,524,608
Total assets	9,427,981	10,192,660	10,103,085	9,808,502	10,083,725
Deposits	4,644,841	4,652,602	4,093,605	4,648,579	4,124,041
Borrowings	3,449,652	4,309,017	4,658,017	3,876,960	4,665,261
Interest bearing liabilities	7,863,038	8,717,845	8,500,380	8,287,745	8,542,163
Preferred equity	486,191	409,797	550,039	448,205	561,581
Common equity	468,198	467,237	282,552	468,161	301,409
Total stockholders’ equity	954,389	877,034	832,591	916,366	862,990
Selected Financial Ratios:
Performance:
Net interest margin	1.84%	1.87%	1.78%	1.85%	1.65%
Return on average assets	-9.93%	-0.14%	0.33%	-4.87%	-0.76%
Return on average common equity*	-201.94%	-4.66%	7.32%	-103.85%	-33.09%
Efficiency ratio	165.51%	97.07%	81.18%	129.89%	110.77%
Capital:
Leverage ratio	8.52%	8.43%	8.16%	8.52%	8.16%
Tier 1 risk-based capital ratio	13.99%	13.83%	13.32%	13.99%	13.32%
Total risk-based capital ratio	15.26%	15.09%	15.19%	15.26%	15.19%
Asset quality:
Non-performing loans	944,245	903,850	805,679	944,245	805,679
Non-performing assets	1,050,116	1,004,341	889,788	1,050,116	889,788
Allowance for loan and lease losses to period-end loans receivable	2.44%	2.68%	2.77%	2.44%	2.77%
Allowance for loan and lease losses to non-performing loans (excluding NPLs held for sale)	15.38%	16.39%	18.35%	15.38%	18.35%
Non-performing loans to total loans (excluding GNMA defaulted loans)	16.33%	15.92%	14.64%	16.33%	14.64%
Other Non-GAAP Ratios:
Tier 1 common equity to risk-weighted assets (1)	4.79%	8.16%	6.36%	4.79%	6.36%

Pro-Forma Tier 1 common equity to risk-weighted assets (1)	7.80%	na	na	7.80%	na

*	Excluding the effect of the preferred stock exchange inducement

(1)	Refer to section on Non-Gaap Financial Measures for further details on this ratio.

SECOND QUARTER PERFORMANCE DISCUSSION
Income Statement
Net Interest Income
Second Quarter 2010 vs. First Quarter 2010 — Net interest margin was down 3 basis points to 1.84%, compared to 1.87% for the first quarter of 2010. Interest income on loans decreased, even though average loans increased during the quarter, due to higher non-performing loans and higher level of restructured loans at lower rates. The decrease in interest income was partially offset by a decrease in interest expense. Lower average borrowings at higher rates than the first quarter were due to the use of excess liquidity to pay down shorter term liabilities maturing in the quarter. Average interest bearing deposits increased as a result of the Company’s campaign to increase its deposit base after the bank consolidations on the Island. Deposits reflected an increase in average rates of 5 basis points.
Second Quarter 2010 vs. Second Quarter 2009 — Net interest margin increased 6 basis points to 1.84% for the quarter ended June 30, 2010 from 1.78% for the quarter ended June 30, 2009. A decrease of $2.0 million in net interest income was due to a decrease in interest income of $13.5 million partially offset by a decrease in interest expense of $11.5 million. The decrease in interest income was driven by lower average interest earning assets, primarily mortgage backed securities and investment securities due to the sale of non agency CMOs during the second quarter of 2010 as well as sales of mortgage-backed securities and investment securities late in 2009. Average loans increased $209.2 million quarter over quarter but interest on loans decreased due to higher non-performing loans and higher level of restructured loans with yield concessions. The decrease in interest income was only partially offset by a decrease in interest expense. Lower average borrowings at higher rates were due to the use of excess liquidity to pay down shorter term borrowings leaving the higher cost longer term liabilities. Average interest bearing deposits increased $571.0 million and together with a decrease of 71 basis points in the average cost of deposits resulted in a decrease in interest on deposits of $3.3 million.
Six Months Ended June 30, 2010 vs. Six Months Ended June 30, 2009 — Net interest margin increased 20 basis points to 1.85% for the six months ended June 30, 2010, from 1.65% for the six months ended June 30, 2009. An increase in net interest income of $5.7 million was driven by a decrease in interest expense of $26.4 million, partially offset by a decrease in interest income of $20.8 million. The decrease in interest expense was driven by a decrease of 53 basis points in the average rate of interest bearing liabilities and by a $254.4 million, or 3.0% decrease in average interest bearing liabilities. There was also a shift in the composition of average interest bearing liabilities from higher cost borrowing to lower cost deposits. The reduction in interest income was driven by lower average interest earning assets, primarily mortgage backed securities and investment securities due to the sale of non-agency CMOs during the second quarter of 2010 as well as sales of mortgage-backed securities and investment securities during the latter part of 2009. These reductions were partially offset by higher average loans and other interest earning assets.
Credit Quality and the Allowance for Loan and Lease Losses
Doral Financial is subject to credit risk with respect to its portfolio investment securities and loans receivable. During the quarter, the Company took certain actions to improve the quality of its assets. In June 2010, Doral construction loans with unpaid principal balances of $133.0 million were reclassified from loans held for investment to loans held for sale, resulting in a charge to the provision for loan and lease losses of $12.6 million and charge-offs for the quarter totaling $35.9 million. Doral entered into an agreement to sell the construction loans and similar real estate owned property to a third party on July 29, 2010 in exchange for cash and a loan receivable from the purchaser.

The following table summarizes key credit quality information for the periods indicated:
Doral Financial and Subsidiaries
Loan Data

(in thousands)	As of June 30, 2010					As of December 31, 2009
	Loans			ALLL as a	ALLL as a	Loans			ALLL as a	ALLL as a
	Receivable			% of Loan	% of	Receivable			% of Loan	% of
	Balance(1)	NPLs(2)	ALLL	Balance	NPLs	Balance	NPLs(2)	ALLL	Balance	NPLs
Residential mortgage loans	$3,867,400	$511,869	$57,980	1.5%	11.3%	$3,827,269	$403,070	$51,814	1.4%	12.9%
Construction loans	226,238	104,815	16,850	7.4%	16.1%	451,540	273,581	44,626	9.9%	16.3%
Commercial real estate loans	727,403	168,761	29,086	4.0%	17.2%	738,838	130,156	21,883	3.0%	16.8%
Commercial and industrial	471,935	3,343	4,825	1.0%	144.3%	311,258	933	4,281	1.4%	458.8%
Land secured	155,654	87,127	18,599	11.9%	21.3%	100,371	33,373	9,832	9.8%	29.5%
Consumer	60,617	591	6,784	11.2%	1147.9%	70,580	519	6,955	9.9%	1340.1%
Lease financing	8,792	471	789	9.0%	167.5%	12,702	1,091	1,383	10.9%	126.8%
Loans on savings deposits	3,215	—	—	0.0%	na	3,250	—	—	0.0%	na

Total	$5,521,254	$876,977	$134,913	2.4%	15.4%	$5,515,808	$842,723	$140,774	2.6%	16.7%

(1)	Reflects partial charge-offs on loans in the residential mortgage, construction and commercial real estate of $11,010, $1,818 and $430, respectively.

(2)	Excludes non-performing loans classified as held for sale.
  The following table summarizes the changes in the allowance for loan and lease losses for the periods indicated:
Doral Financial and Subsidiaries
Allowance for Loan and Lease Losses

	Quarters ended			Six months ended
(in thousands)	June 2010	March 2010	June 2009	June 2010	June 2009
Balance at beginning of period	$147,481	$140,774	$143,900	$140,774	$132,020
Provision for loan and lease losses	44,617	13,921	10,133	58,538	33,758

Total loans charged off	(57,500)	(7,650)	(7,447)	(65,150)	(19,417)

Total recoveries of loans previously charged off	315	436	183	751	408

Net charge-offs	(57,185)	(7,214)	(7,264)	(64,399)	(19,009)

Balance at end of period	$134,913	$147,481	$146,769	$134,913	$146,769

Allowance for loan and lease losses to period-end loans receivable	2.44%	2.68%	2.77%	2.44%	2.77%
Recoveries to charge-offs	2.20%	23.11%	9.86%	2.32%	4.24%
Net charge-offs to average loans	1.03%	0.13%	0.14%	2.34%	0.73%
Provision to Net Charge offs	78.02%	192.97%	139.50%	90.90%	177.59%
The increase in the residential mortgage loan portfolio and non-performing loans was primarily due to Doral’s decision to repurchase a total of $65.0 million of FHA insured loans from GNMA securitizations as the non-performance of Doral originated loans exceeded certain GNMA standards. These loans were delinquent, which increased NPLs by approximately $60 million. In addition, December repurchases which rolled into NPLs during 2010 were approximately $48.1 million. These loans, while non-performing, retain their FHA insurance and present little credit loss potential to Doral. The ALLL decreased during 2010, as a result of partial charge-offs of $19.2 million. In 2010, charge-offs of residential mortgage loans were driven by the implementation of the Company’s real estate valuation policy under which the Company obtains assessments of collateral value for residential mortgage loans that are over 180 days past due and any outstanding balance in excess of the value of the property, less cost to sell, is classified as loss and written down by charging the allowance for loan and lease losses. For 2010, partial charge-offs of approximately $11.0 million were related to loans 180 days past due with collateral value below the loans’ unpaid principal balance, and approximately $8.2 million were charges related to loans foreclosed during the period.
The decrease in construction loans for the quarter and six months ended June 30, 2010, was due to the reclassification of approximately $133.0 million of construction loans from loans held for investment to loans held for sale as management changed its expectation from holding certain loans, to selling certain loans and similar real estate owned property. There was also a reclassification of certain loans to the land secured portfolio, and charge-offs of $26.9 million (excluding approximately $12.6 million LOCOM adjustment on the portfolio reclassified to held for sale). Construction NPLs decreased as a result of the reclassification of loans to available for sale and to the land loan categories. The ALLL decreased due to charge-offs of previously reserved loans driven by confirmed losses in certain projects, as well as the impact of the transfer of loans to held for sale, and reclassification of loans to the land loan portfolio.
Commercial and industrial loans increased primarily due to participation in syndicated loans in the U.S. mainland.
As of June 30, 2010, the Company’s allowance for loan and lease losses was $134.9 million, down $12.6 million from $147.5 million as of March 31, 2010 and $11.9 million from June 30, 2009. The reduction in the allowance during the second quarter was the result of net charge-offs totaling $57.2 million driven primarily by charge-offs of $35.9 million related to construction loans reclassified to held for sale, $14.5 million of residential mortgage charge-offs due to loans 180 days past due with collateral value below the loans’ unpaid principal balance that were previously reserved, as well as charge-offs of certain loans transferred to OREO as a result of foreclosures and charge-offs of previously reserved items where losses were confirmed during the period. The allowance for loan and lease losses was 2.44% of period-end loans receivable at June 30, 2010, compared with 2.68% as of March 31, 2010 and 2.77% at June 30, 2009.
During 2010, the Company’s total non-performing loans receivable (excluding loans held for sale) increased $34.3 million and the allowance for loan and lease losses decreased $13.9 million. The increase in non-performing loans was primarily in the residential mortgage loan portfolio and in the commercial real estate portfolio. The increase in non-performing residential mortgage loans resulted from Doral’s decision to repurchase a total of $65.0 million of FHA insured loans from GNMA securitizations as the non-performance of Doral originated loans exceeded certain GNMA standards. Approximately $60 million of this repurchase were non-performing at June 30, 2010 and $23.6 million from a December repurchase became non-performing during the second quarter of 2010. These loans, while non-performing, retain their FHA insurance and present little credit loss potential to Doral. Excluding GNMA repurchases, residential mortgage loan delinquencies remained relatively flat. The commercial real estate portfolio continues to reflect deterioration driven by the adverse macro-economic trends affecting borrowers in Puerto Rico and the allowance for loan and lease losses on this portfolio also increased. The increase in non-performing land loans is due to the reclassification of approximately $55.3 million of remnant land from the construction portfolio to the land loan portfolio.
The consumer and lease financing portfolios continued to decrease consistent with the Company’s exit strategy for these business lines. Non-performing loans are stable and the allowance has decreased in the consumer portfolio as non-performing loan balances are charged off.

  Provision and Allowance for Loan and Lease Losses
The following tables summarize the effect of provisions and recoveries on the allowance for loan and lease losses by portfolio for the periods indicated:
Doral Financial and Subsidiaries
Allowance for Loan and Lease Losses

	For the quarters ended
(in thousands)	June 30, 2010				March 31, 2010				June 30, 2009
			Net				Net				Net
	Beginning		Charge-	Ending	Beginning		Charge-	Ending	Beginning		Charge-	Ending
	Balance	Provisions	offs	Balance	Balance	Provisions	offs	Balance	Balance	Provisions	offs	Balance
Residential mortgage loans	$53,708	$18,769	$(14,497)	$57,980	$51,814	$6,609	$(4,715)	$53,708	$36,389	$7,523	$(1,184)	$42,728
Construction loans	39,854	16,485	(39,489)	16,850	44,626	(4,862)	90	39,854	49,568	2,697	(1,608)	50,657
Commercial real estate loans	24,745	4,771	(430)	29,086	21,883	3,068	(206)	24,745	31,148	(3,156)	8	28,000
Commercial and industrial	4,032	1,728	(935)	4,825	4,281	(74)	(175)	4,032	3,745	1,540	(2,124)	3,161
Land secured	17,379	1,220	—	18,599	9,832	7,547	—	17,379	13,880	(690)	—	13,190
Consumer	6,918	1,581	(1,715)	6,784	6,955	1,887	(1,924)	6,918	7,776	2,167	(2,384)	7,559
Lease financing	845	63	(119)	789	1,383	(254)	(284)	845	1,394	52	28	1,474

Total	$147,481	$44,617	$(57,185)	$134,913	$140,774	$13,921	$(7,214)	$147,481	$143,900	$10,133	$(7,264)	$146,769

Doral Financial and Subsidiaries
Allowance for Loan and Lease Losses

	For the six months ended
(in thousands)	June 30, 2010				June 30, 2009
			Net				Net
	Beginning		Charge-	Ending	Beginning		Charge-	Ending
	Balance	Provisions	offs	Balance	Balance	Provisions	offs	Balance
Residential mortgage loans	$51,814	$25,378	$(19,212)	$57,980	$33,026	$11,920	$(2,217)	$42,729
Construction loans	44,626	11,623	(39,399)	16,850	45,159	11,052	(5,554)	50,657
Commercial real estate loans	21,883	7,839	(636)	29,086	27,076	2,933	(2,009)	28,000
Commercial and industrial	4,281	1,654	(1,110)	4,825	4,290	2,825	(3,954)	3,161
Land secured	9,832	8,767	—	18,599	13,193	(4)	—	13,189
Consumer	6,955	3,468	(3,639)	6,784	7,964	4,631	(5,036)	7,559
Lease financing	1,383	(191)	(403)	789	1,312	401	(239)	1,474

Total	$140,774	$58,538	$(64,399)	$134,913	$132,020	$33,758	$(19,009)	$146,769

Doral Financial’s second quarter 2010 provision for loan and lease losses of $44.6 million was up $30.7 million from March 2010 due to the following:
•	An increase in the construction loan provision of $21.3 million due to a $12.6 million provision related to the transfer of loans to held for sale, adverse developments in a large loan which drove an increase in the individual impairment measurements and increases in stale appraisal reserves.

•	An increase in the residential mortgage loan provision of $12.2 million was mainly driven by the effect of approximately $6.5 million in charge-offs related to loans that were foreclosed during the quarter; loss mitigation volume, which drove approximately $2.7 million in additional provisions; a $1.1 million adjustment driven by changes in portfolio behavior; and an $8.0 million provision due to increased severities resulting from management’s strategic decision to accelerate OREO dispositions. There were also decreases related to non-guaranteed non-performing mortgage loans.

•	Increases in commercial real estate and commercial and industrial estate loan provisions of $1.7 million and $1.8 million, respectively, were driven by increases in delinquencies of small commercial loans and stale appraisal reserves.

•	A decrease in the land loan provision of $6.3 million was due to a one-time reclassification of remnant land, from construction to land, during the first quarter of 2010, together with the reclassification of the related provision (second quarter reclassifications of remnant land were lower than in the first quarter).
The provision for loan and lease losses for the second quarter of 2010, reflected an increase of $34.5 million compared to the second quarter of 2009, primarily in the residential mortgage, construction and commercial real estate portfolios. As explained above, the higher provision in 2010 for residential mortgage loans were driven by the impact of charge-offs related to foreclosed loans, higher loss mitigation volume and an increase in severities due to a strategic decision to accelerate OREO dispositions. The higher provision for construction loans was related to the reclassification of certain construction loans to the held for sale portfolio and for commercial loans to the deterioration in the commercial loan portfolios.
For the six months ended June 30, 2010, the provision for loan and lease losses increased $24.8 million to $58.5 million compared to $33.8 million for the six months ended June 30, 2009. In 2010, the provision for residential mortgage, commercial real estate and land loans increased. The higher level of the provision in 2010 was largely driven by higher delinquencies during the period and continued deterioration in the Puerto Rico economy.
The provision for loan and lease losses was offset by net charge-offs of $64.4 million, which included $35.9 million related to the reclassification of certain construction loans to the held for sale portfolio as well as charge-offs of previously reserved balances. The net of the provision and net charge-offs resulted in a decrease in the allowance for loan and lease losses of $19.9 million for the six months ended June 30, 2010 when compared to the corresponding 2009 period.

Non-Performing Assets
Doral Financial and Subsidiaries
Non-performing assets

	Quarters ended
(Dollars in thousands)	June 2010	March 2010	Dec. 2009	Sep. 2009	June 2009

Non-performing consumer
Residential mortgage	$402,976	$407,256	$397,698	$376,041	$373,672
FHA/VA guaranteed residential mortgage	112,523	31,682	10,273	9,122	8,434
Personal	553	481	483	519	478
Revolving lines of credit	15	5	13	28	20
Lease financing receivable	471	637	1,091	1,198	1,066
Other consumer	23	25	23	41	20

Total non-performing consumer	516,561	440,086	409,581	386,949	383,690

Non-performing commercial
Commercial real estate loans	169,243	157,443	130,811	131,624	117,603
Construction loans	167,971	230,351	273,581	257,728	264,643
Land loans	87,127	74,062	33,373	38,321	37,891
Commercial and industrial	3,343	1,908	933	2,062	1,852

Total non-performing commercial	427,684	463,764	438,698	429,735	421,989

Total non-performing loans	944,245	903,850	848,279	816,684	805,679

OREO	103,177	100,345	94,219	93,145	83,964
Other non-performing assets	2,628	—	—	—	—
Repossessed assets	66	146	101	104	145

Total non-performing assets	$1,050,116	$1,004,341	$942,599	$909,933	$889,788

Loans past due 90 days or more and still accruing
Consumer loans	$2,655	$2,461	$2,137	$2,713	$3,129
Commercial and industrial	1,234	806	1,245	1,091	1,196
Residential mortgages	1,811	—	—	—	—
Government guaranteed Residential mortgage loans	55,819	76,443	105,520	na	na

Total loans past due 90 days or more and still accruing	$61,519	$79,710	$108,902	$3,804	$4,325

Non-performing assets increased $45.8 million to $1.1 billion, or 4.6%, in the second quarter of 2010, compared to March 31, 2010. Non-performing residential mortgage loans decreased $4.3 million, or 1.1%, while FHA/VA guaranteed non-performing residential mortgage loans increased $80.8 million during the period. Non-performing FHA/VA guaranteed loans maintain their insurance and present little credit loss potential to Doral. Total non-performing commercial loans decreased $36.1 million, or 7.8%, primarily as a result of the reduction in non-performing construction loans.
The increase in non-performing residential mortgage loans resulted from Doral’s decision to repurchase a total of $65.0 million of FHA insured loans from GNMA securitizations as the non-performance of Doral originated loans exceeded certain GNMA standards. Approximately $60 million of this repurchase were non-performing at June 30, 2010 and $23.6 million from a December repurchase became non-performing during the second quarter of 2010. These loans, while non-performing, retain their FHA insurance and present little credit loss potential to Doral. Excluding GNMA repurchases, residential mortgage loan delinquencies decreased $4.3 million. The $36.1 million decrease in total commercial NPLs compared to March 31, 2010, resulted from a $62.4 million decrease in non-performing construction loans due to a

$24.2 million charge-off on the transfer of construction loans to held for sale, a $15.3 million charge-off on the transfer to OREO of foreclosed properties (which included $11.8 million of properties expected to be sold), and a $13.1 million transfer of residual land from construction loans to land loans. The decrease in non-performing construction loans was offset in part by a $11.8 million increase in commercial real estate loans due to deterioration in the performance of small commercial loans, and a $13.1 million increase in non-performing land loans due to the transfer of residual land on construction projects to land loans.
Non-performing assets, including non-performing loans previously discussed, increased by $107.5 million, or 11.4%, as of June 30, 2010 compared to December 31, 2009. The growth in non-performing assets was mainly driven by increases in the non-performing residential mortgage loan portfolio and in other real estate owned partially offset by a decrease in commercial non-performing lending activities.
Non-performing residential mortgage loans increased by $5.3 million, or 1.3%, while guaranteed non-performing residential mortgages increased $102.3 million at June 30, 2010 when compared to December 31, 2009. The increase was the result of Doral’s decision to repurchase FHA insured loans from GNMA securitizations in June 2010 and December 2009. These loans, while non-performing, retain their FHA insurance and present little credit loss potential to Doral. During the six month period ended June 30, 2010, Doral repurchased approximately $5.0 million of delinquent loans pursuant to its repurchase obligations.
The $11.0 million decrease in non-performing commercial loans at June 30, 2010 when compared to December 31, 2009, resulted from a $105.6 million decrease in non-performing construction loans due to a $24.2 million charge-off on the transfer of construction loans to held for sale, a $15.3 million charge-off on the transfer to OREO of foreclosed properties (which included $11.7 million of properties expected to be sold), and a $53.8 million transfer of residual land from construction loans to land loans. The decrease in non-performing construction loans was offset in part by a $38.4 million increase in commercial real estate loans due to deterioration in the performance of small commercial real estate loans, and a $53.8 million increase in non-performing land loans due to the transfer of residual land on construction projects to land loans.
The $9.0 million increase in OREO resulted from a $4.8 million increase in residential OREOs as the accelerated foreclosure rate from operating efficiencies generated in the foreclosure cycle outpaces Doral’s sales of OREO properties, and $4.5 million and $9.2 million increases in construction and land OREOs, respectively, as the Company foreclosed on a significant residential development in the second quarter of 2010. These increases were partially offset by a $17.0 provision due to losses in property values as Doral undertook efforts in the second quarter to ensure it is properly positioned to sell the residential OREOs and is looking at alternatives to accelerate its OREO dispositions.

Non-Interest Income
Doral Financial and Subsidiaries
Non-Interest (Loss) Income

	Quarters ended			Six months ended
(in thousands)	June 2010	March 2010	June 2009	June 2010	June 2009

Net other-than-temporary impairment losses	$—	$(13,259)	$(6,795)	$(13,259)	$(6,795)

Net gain on mortgage loan sales and fees	1,811	2,566	3,298	4,377	5,017

Net gain loss on securities held for trading	1,794	785	104	2,579	1,783
Gain on IO valuation	3,857	659	569	4,516	7
Gain (loss) on MSR economic hedge	4,656	1,828	(6,895)	6,484	(14,196)
(Loss) gain on derivatives	(1,411)	(1,498)	426	(2,909)	(718)

Net gain (loss) on securities held for trading	8,896	1,774	(5,796)	10,670	(13,124)

Net (loss) gain on investment securities	(137,204)	26,414	4,810	(110,790)	4,797
Net loss on early repayment of debt	(2,545)	(476)	—	(3,021)	—

Servicing income	5,120	8,748	7,405	13,868	15,983
Mark-to market adjustment of MSR	(6,474)	(2,004)	6,555	(8,478)	(4,798)

Total servicing (loss) income	(1,354)	6,744	13,960	5,390	11,185

Retail banking fees	7,199	7,143	7,127	14,342	14,209
Insurance agency commissions	2,436	2,342	2,463	4,778	4,887
Other income	571	3,336	64	3,907	538

Total commissions, fees and other income	10,206	12,821	9,654	23,027	19,634

Total non-interest (loss) income	$(120,190)	$36,584	$19,131	$(83,606)	$20,714

Second Quarter 2010 vs. First Quarter 2010 and Second Quarter 2009 – Non-interest loss of $120.2 million for the second quarter of 2010 was driven by a loss $136.7 million on the sale of certain non-agency CMOs with an amortized cost basis of $378.0 net of OTTI recognized in previous periods totaling $39.6 million. Other variances were as follows:
•	A net gain on securities held for trading of $8.9 million compared to $1.8 million for the first quarter of 2010 and a loss of $5.8 million for the second quarter of 2009 was driven by:
•	A gain on the IO valuation of $3.9 million compared to $0.7 million for the first quarter of 2010 and $0.6 million for the second quarter of 2009, was driven by decreases in the LIBOR-Swap forward curve.

•	A gain on the MSR economic hedge of $4.7 million compared to $1.8 million for the first quarter of 2009 and a loss of $6.9 million for the second quarter of 2009. There was a change in hedging strategy in the second quarter of 2009 from the use of U.S. Treasuries to forward contracts, which impacted subsequent reporting periods.
•	A servicing loss of $1.4 million compared to servicing income of $6.7 million during the first quarter of 2010 and $14.0 for the second quarter of 2009. The servicing loss was due to:
•	A $4.2 million decrease in servicing income due to interest lost on servicing advances during the period, related to the repurchase of certain GNMA defaulted loans during the second quarter of 2010.

•	A reduction in the value of the mortgage servicing asset due to higher prepayment speeds and a reduction in loan balances. For the second quarter of 2009 there was a gain of $6.6 million in the value of the MSR due primarily to a decrease in prepayment speeds caused by higher interest rates during the second quarter of 2009.

•	Other income decreased $2.8 million due to the recognition of a $2.9 million gain on redemption of shares of VISA, Inc. in the first quarter of 2010.
Six Months Ended June 30, 2010 vs. Six Months Ended June 30, 2009 – Non-interest loss of $83.6 million reflected a decrease of $104.3 million compared to non-interest income of $20.7 million for the six months ended June 30, 2009. Significant variances in non-interest income for the six months ended June 30, 2010 compared to the same period in 2009 were as follows:
•	A net loss on investment securities of $110.8 million was driven by a loss of $136.7 million during the second quarter of 2010, from the sale of certain non-agency CMOs with an amortized cost basis of $378.0 net of OTTI recognized in previous periods totaling $39.6 million, offset in part by the sale of certain agency securities in the first quarter of 2010 that generated net gains of $26.4 million.
•	An OTTI loss of $13.3 million was recognized on six of the Company’s non-agency CMOs. The U.S. non-agency CMOs were sold in April 2010.
•	The improvement in the net gain on trading activities was driven principally by an improvement in the MSR economic hedge of $20.7 million when compared to 2009, primarily due to a change in the hedging strategy. There was also a gain of $4.5 million on the IO valuation driven by decreases in the LIBOR-Swap forward curve.
•	The $5.8 million reduction in servicing income compared to $11.2 million servicing income for the six months ended June 30, 2009 was due to:
•	A $4.2 million decrease in servicing income due to interest lost on servicing advances during the period, related to the repurchase of certain GNMA defaulted loans during the second quarter of 2010.

•	A reduction in the value of the mortgage servicing asset due to higher prepayment speeds and a reduction in loan balances.
•	An increase in other income of $3.4 million was driven by a gain on redemption of shares of VISA, Inc. during the first quarter of 2010 of $2.9 million.

Non-Interest Expense
Doral Financial and Subsidiaries
Non-interest Expense

	Quarters ended			Six months ended
(in thousands)	June 2010	March 2010	June 2009	June 2010	June 2009

Compensation and benefits	$20,315	$16,435	$15,823	$36,750	$38,651
OREO losses and other related expenses	23,414	4,597	1,262	28,011	2,450
Professional services	15,420	13,792	7,391	29,212	13,518
Reserve on claim receivable from LBI	10,819	—	—	10,819	—
FDIC insurance expense	5,574	5,191	6,144	10,765	8,081
Other	5,134	5,923	5,422	11,057	11,826
Occupancy expenses	4,322	3,981	2,914	8,303	6,915
Advertising	4,073	1,498	1,424	5,571	2,872
Communication expenses	4,056	3,944	4,005	8,000	8,413
Depreciation and amortization	3,110	3,147	3,217	6,257	6,670
EDP expenses	2,878	3,779	3,167	6,657	6,783
Taxes, other than payroll and income taxes	2,591	2,564	2,423	5,155	4,911
Corporate insurance	1,264	1,262	1,131	2,526	2,193
Office expenses	1,112	1,285	1,203	2,397	2,669

	$104,082	$67,398	$55,526	$171,480	$115,952

Second Quarter 2010 vs. First Quarter 2010 and Second Quarter 2009 – Non-interest expense of $104.1 million was up $36.7 million and $48.6 million compared to the first quarter of 2010 and the second quarter of 2009, respectively. Significant variances in non-interest expense for the quarter ended June 30, 2010 compared to the quarters ended March 31, 2010 and June 30, 2009 were as follows:
•	An increase of $3.9 million and $4.5 million in compensation and benefits compared to March 31, 2010 and June 30, 2009, respectively was primarily due to a $3.3 million retention award granted to certain officers of the Company pursuant to its Retention Program.
•	An increase of $18.8 million and $22.2 million in OREO losses and other related expenses compared to the first quarter of 2010 and the second quarter of 2009, respectively, as a result of adjustments driven by a devaluation of Doral’s OREO properties, higher levels of repossessed units and higher expenses to maintain the properties in saleable condition. During the second quarter of 2010 the Company established an additional provision for OREO losses of $17.0 million due to losses in property values in Puerto Rico as a result of certain efforts to prepare the properties for sale.
•	Professional services of $15.4 million reflected an increase of $1.6 million and $8.0 million compared to March 31, 2010 and June 30, 2009, respectively primarily related to:
•	An increase in defense litigation costs of former company officers — $0.8 million compared to March 31, 2010 and $2.3 million compared to June 30, 2009.

•	Advisory services of $0.5 million related to the dissolution of Doral Holdings and Doral Holdings LP, our parent company, pursuant to the Cooperation Agreement dated April 19, 2010, between Doral Financial and Doral Holdings, Doral Holdings L.P. and Doral GP Ltd.

•	Services related to the possible sale of certain construction loans during the third quarter of 2010 of $2.7 million.

•	Increase in advisory services related to the construction loan portfolio of $1.5 million compared to June 30, 2009.

•	An increase of $2.7 million during the second quarter of 2010 for advisory services related to the possible sale of certain construction loans was offset by $2.7 million incurred during the first quarter of 2010 for advisory services related to the Company’s preparation to participate in bidding for FDIC assisted transactions.
•	An additional $10.8 million reserve for the Company’s claim on Lehman Brothers Inc. was established during the second quarter of 2010.
•	Increase in advertising expense of $2.6 million compared to both the first quarter of 2010 and the second quarter of 2009. The increase in advertising expense was related to campaigns to gain market share in deposits and mortgage originations subsequent to the local market bank failures and asset acquisitions in April 2010.
Six Months Ended June 30, 2010 vs. Six Months Ended June 30, 2009 – Non-interest expense of $171.5 million was up $55.5 million, or 47.9%, over the previous year. Significant variances in non-interest expense for the six months ended June 30, 2010 compared to the six months ended June 30, 2009 were as follows:
•	A decrease of $1.9 million in compensation and employee benefits was driven by a one-time severance expense related to a reduction in workforce during 2009 and partially offset by a retention bonus of $3.3 million incurred in 2010.
•	An increase of $25.6 million in OREO losses and other related expenses as a result of appraisal adjustments driven by a devaluation of OREO properties in Puerto Rico, higher levels of repossessed units and higher expenses to maintain the properties in saleable condition. During the second quarter of 2010 the Company established an additional provision for OREO losses of $17.0 million due to losses in property values in Puerto Rico as a result of certain efforts to prepare the properties for sale.
•	Professional services of $29.2 million reflected an increase of $15.7 million to June 30, 2009, primarily due to:
•	An increase of $3.9 million in defense litigation costs of former company officers.

•	Advisory services of $0.5 million related to the dissolution of Doral Holdings and Doral Holdings LP, our parent company, pursuant to the Cooperation Agreement dated April 19, 2010, between Doral Financial and Doral Holdings, Doral Holdings L.P. and Doral GP Ltd.

•	Services related to the possible sale of certain construction loans during the third quarter of 2010 of $2.7 million.

•	Increase in advisory services related to the construction loan portfolio of $2.6 million compared to June 30, 2009.

•	$5.3 million in advisory services related to the Company’s preparation to participate in bidding for FDIC assisted transactions.

•	$2.0 million increase in legal expenses to support corporate litigation and collections efforts.
•	An additional $10.8 million reserve for the Company’s claim on Lehman Brothers Inc. was established during the second quarter of 2010.
•	An increase of $2.7 million in FDIC insurance expense related to increases in rates and assessment bases during the second half of 2009.
•	Increase in advertising expense of $2.7 million related to campaigns to gain market share in deposits and mortgage origination subsequent to the local market bank failures and asset acquisitions in April 2010.

Income Tax Expense
Second quarter 2010 reflected an income tax expense of $4.5 million compared with a $2.5 million income tax expense in the first quarter of 2010 and an income tax benefit of $12.7 million for the second quarter of 2009. Tax expense for the second quarter of 2010 is related to taxes on U.S. source income. The second quarter of 2009 tax benefits was related to a release of unrecognized tax benefits due to the expiration of the statute of limitations net of the recognition of an accrual for unrecognized tax benefits.
Balance Sheet
Doral Financial’s assets totaled $9.4 billion at June 30, 2010, compared to $10.2 billion at December 31, 2009. Total assets at June 30, 2010, when compared to December 31, 2009 were affected by a decrease of $435.4 million in the Company’s investment securities portfolio that resulted from a combination of the sale of $378.0 million of non-agency CMOs and purchases primarily of shorter duration mortgage-backed securities as part of interest rate risk management strategies. There was also a decrease of $458.5 million in cash and interest-earning assets, partially offset by an increase of $80.8 million in net loans.
Total liabilities were $8.5 billion at June 30, 2010, compared to $9.4 billion at December 31, 2009. Total liabilities as of June 30, 2010 were principally affected by a decrease in borrowings of $1.2 billion partially offset by an increase in deposits of $297.5 million.

Loan Portfolio
Doral Financial and Subsidiaries
Loan Portfolio including loans held for sale at period-end

(in thousands)	June 2010	March 2010	December 2009

Consumer
Residential mortgage	$3,636,993	$3,640,962	$3,658,701
FHA/VA guaranteed residential mortgage	230,407	165,766	168,569
Personal	20,378	22,200	25,164
Revolving lines of credit	19,748	21,387	22,062
Credit cards	19,625	21,595	22,725
Lease financing receivable	8,792	10,470	12,702
Loans on savings deposits	3,215	3,059	3,249
Other consumer	866	660	629

Total consumer	3,940,024	3,886,099	3,913,801
Commercial
Commercial real estate	727,403	728,372	738,838
Commercial and industrial	471,935	345,791	311,258
Construction	226,238	404,935	451,540
Land Secured	155,654	140,297	100,371

Total commercial	1,581,230	1,619,395	1,602,007

Loans receivable, gross	5,521,254	5,505,494	5,515,808
Allowance for loan and lease losses	(134,913)	(147,481)	(140,774)

Loans receivable, net	5,386,341	5,358,013	5,375,034

Loans held for sale
Conventional single family residential	119,276	123,505	137,134
FHA/VA guarantteed residential	137,759	180,972	151,187
Construction	95,648	—	—
Commercial loans to financial institutions	15,608	16,312	17,059
Commercial real estate	14,096	14,972	15,550

Loans held for sale	382,387	335,761	320,930

Total loan portfolio, net	$5,768,728	$5,693,774	$5,695,964

Doral Financial’s loan portfolio consists primarily of residential mortgage loans and approximately 93% of the total net loan portfolio is secured by real estate. The total net loan portfolio increased $75.0 million compared to March 31, 2010 and $72.8 million compared to December 31, 2009 mostly in commercial and industrial loans which increased $126.1 million and $160.7 million compared to March 31, 2010 and December 31, 2009, respectively. These increases were related mostly to participation in syndicated loans in the U.S. mainland. The increase in the FHA/VA guaranteed residential mortgage loan portfolio was due primarily to the repurchase of approximately $65 million of GNMA defaulted loans during the second quarter of 2010 (previously recorded in the loans held for sale portfolio). The decrease in construction loans was due to the reclassification of approximately $133.0 million of construction loans from loans held for investment to loans held for sale of approximately $95.6 million during the second quarter of 2010, (with approximately $24.4 million charged off during the quarter). In July 2010, Doral entered into an agreement to sell the construction loans and similar real estate owned property to a third party.

Consumer and lease financings also reflected decreases due to the Company’s decision to discontinue actively lending in these product lines.
Capital
Doral Financial’s equity totaled $969.9 million at June 30, 2010, compared to $875.0 million at December 31, 2009. The Company reported accumulated other comprehensive income (net of tax) (“OCI”) of $28.5 million as of June 30, 2010, compared to accumulated other comprehensive loss (net of tax) of $111.5 million as of December 31, 2009. This improvement in OCI was due to the sale of the non-agency securities as the loss was recognized in the period of the sale, and the remaining portfolio of securities reflects unrealized gains.
On April 19, 2010, the Company announced that it had entered into a definitive Stock Purchase Agreement with various purchasers, including certain direct and indirect investors in Doral Holdings Delaware LLC (“Doral Holdings”), the Company’s parent company, pursuant to a private placement of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock, $1.00 par value and $1,000 liquidation preference per share. In the aggregate, as part of the private placement, the Company raised $180.0 million of new equity capital and issued 285,002 shares of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock for an effective sale price of $3.00 per common share equivalent. The Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock is convertible into up to 60,000,421 shares of common stock. The incremental capital enabled the Company to reduce balance sheet risk while still exceeding its regulatory well capitalized benchmarks.
The Company’s regulatory prescribed capital ratios exceed the published well capitalized standards established in banking regulation. As of June 30, 2010 the Tier 1 Leverage, Tier 1 Risk-based Capital and Total Risk-based Capital ratios were estimated at 8.52%, 13.99% and 15.26%, respectively which represents approximately $328.9 million, $454.5 million and $299.0 million of estimated Tier 1 Leverage, Tier 1 Risk-based Capital and Total Risk-based Capital in excess of the published well-capitalized standards of 5%, 6% and 10%, respectively.

Doral Financial and Subsidiaries
Capital Ratios	June 2010	March 2010	June 2009

Tier 1 leverage	8.52%	8.43%	8.16%
Tier 1 risk-based capital	13.99%	13.83%	13.32%
Total risk-based capital	15.26%	15.09%	15.19%

Tier 1 common equity *	4.79%	8.16%	6.36%
Pro-forma Tier 1 common equity*	7.80%	na	na

*	Refer to section on Non-GAAP Financial Measures for further information.

The following table provides a reconciliation of stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP):
Doral Financial and Subsidiaries
Tier 1 Common Equity Reconciliation

(in thousands)	June 2010	March 2010	June 2009

Stockholders’ equity	$944,972	$862,351	$833,903
(Less) plus: net unrealized (gains) losses on available for sale securities, net of tax	(28,467)	118,824	140,155
Less: preferred stock	(523,082)	(352,082)	(467,641)
Less: disallowed intangible assets	(16,456)	(17,055)	(16,743)
Less: disallowed deferred tax assets	(104,381)	(105,127)	(96,191)

Total Tier 1 common equity	$272,586	$506,911	$393,483
Plus: mandatorily convertible preferred stock	171,000	—	—

Pro-forma Tier 1 common equity	$443,586	$506,911	$393,483

The preferred stock includes $171 million of the mandatorily convertible preferred stock that is to be converted to common shares and become a component of common equity.
Non-GAAP Financial Measures
This earnings press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables of this earnings release.
Tier 1 and pro-forma tier 1 common equity to risk-weighted assets ratio
Tier 1 common equity and pro-forma tier 1 common equity are non-GAAP measures.
Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing Doral’s capital position. This ratio is calculated by dividing Tier 1 capital less non-common equity items by risk weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements.
The pro-forma tier 1 common equity ratio gives effect to the conversion of $171 million mandatorily convertible preferred stock to common stock as if they had been converted as of the reporting period and dividing the pro-forma Tier 1 capital less non-common equity items by risk weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements.
The Federal Reserve began supplementing its assessment of the capital adequacy of bank holding companies based on a variation of Tier 1 capital known as Tier 1 common equity in connection with the Supervisory Capital Assessment Program. Tier 1 common equity is considered to be a non-GAAP financial measure since it is not formally defined by GAAP and, unlike Tier 1 capital, is not a federal banking regulatory requirement.

FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, Doral Financial Corporation (the “Company” or “Doral Financial” or “Doral”) may make forward-looking statements in its other press releases, its other filings with the Securities and Exchange Commission (“SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.
These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “may” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Forward-looking statements are, by their nature, subject to risks and uncertainties. Risk factors and uncertainties that could cause the Company’s actual results to differ materially from those described in forward-looking statements can be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and its Annual Report on Form 10-K for the year ended December 31, 2009, each of which is available in the Company’s website at www.doralfinancial.com.

Institutional Background
Doral Financial Corporation (“Doral,” “Doral Financial” or the “Company”) is a bank holding company engaged in banking (including thrift operations), mortgage banking and insurance agency activities through its wholly-owned subsidiaries Doral Bank (“Doral Bank PR”), Doral Bank, FSB (“Doral Bank NY”), Doral Insurance Agency, Inc. (“Doral Insurance Agency”), and Doral Properties, Inc. (“Doral Properties”). Doral Bank PR in turn operates three wholly-owned subsidiaries Doral Mortgage LLC (“Doral Mortgage”), Doral Money, Inc. (“Doral Money”), engaged in commercial lending in the New York metropolitan area, and CB, LLC, an entity formed to dispose of a real estate project of which Doral Bank PR took possession during 2005.
Doral Financial Corporation’s common shares trade on the New York Stock Exchange under the symbol DRL. Additional information about Doral Financial Corporation may be found on the Company’s website at www.doralfinancial.com.
For more information contact:
Investor Relations:
Christopher Poulton, EVP
christopher.poulton@doralfinancial.com
212-329-3794
Media:
Lucienne Gigante
VP Public Relations
Lucienne.Gigante@doralbank.com
787-474-6298

Doral Financial and Subsidiaries
Consolidated Statements of Financial Condition (Unaudited)

(in thousands)	June 2010	March 2010	Dec. 2009

Assets
Cash and due from banks	$318,949	$312,190	$725,277
Interest-earning assets	42,791	48,772	95,000
Investment securities:
Trading securities, at fair value	48,561	44,600	47,726
Available for sale securities, at fair value	2,379,712	2,099,336	2,789,177
Federal Home Loan Bank of NY (“FHLB”) stock, at cost	99,529	110,354	126,285

Total investment securities	2,527,802	2,254,290	2,963,188

Loans held for sale, at lower of cost or market	382,387	335,761	320,930
Loans held for investment	5,521,254	5,505,494	5,515,808
Allowance for loan and lease losses	(134,913)	(147,481)	(140,774)

Total loans, net of allowance for loan and lease losses	5,768,728	5,693,774	5,695,964

Accounts Receivable	43,626	123,929	60,478
Mortgage-servicing advances	41,609	30,361	19,592
Accrued interest receivable	40,984	41,603	41,866
Servicing assets, net	113,005	118,236	118,493
Premises and equipment, net	99,883	99,768	101,437
Real estate held for sale, net	103,177	100,345	94,219
Deferred tax asset	105,393	131,477	131,201
Receivables from brokers/dealers	15,057	587,493	—
Other assets	175,888	170,650	185,237

Total Assets	$9,396,892	$9,712,888	$10,231,952

Liabilities
Deposits:
Non-interest-bearing deposits	$307,930	$225,270	$353,516
Interest-bearing deposits	1,881,990	1,663,764	1,637,096
Brokered deposits	2,750,649	2,697,175	2,652,409

Total deposits	4,940,569	4,586,209	4,643,021

Securities sold under agreements to repurchase	1,460,800	1,909,000	2,145,262
Advances from FHLB	1,217,920	1,472,920	1,606,920
Other short-term borrowings	—	—	110,000
Loans payable	318,652	329,706	337,036
Notes payable	267,648	269,496	270,838
Accrued expenses and other liabilities	246,331	283,206	243,831

Total liabilities	8,451,920	8,850,537	9,356,908

Stockholders’ equity
Preferred stock	523,082	352,082	415,428
Common stock	673	673	621
Additional paid-in capital	1,047,443	1,047,387	1,010,661
Legal surplus	23,596	23,596	23,596
Accumulated deficit	(678,289)	(442,563)	(463,781)
Accumulated other comprehensive income (loss), net of tax	28,467	(118,824)	(111,481)

Total stockholders’ equity	944,972	862,351	875,044

Total liabilities and stockholders’ equity	$9,396,892	$9,712,888	$10,231,952